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                                                                     Exhibit 8.1


                                ________ __, 2000




Redback Networks Inc.
1310 Moffett Park Drive
Sunnyvale, CA 94089


Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 5.1(d) of the Merger Agreement and Plan of Reorganization (the "Agreement") between Redback Networks Inc., a Delaware corporation ("Acquiror"), and Siara Systems, Inc., a Delaware corporation ("Target"). Pursuant to the Agreement, Target will merge with and into Acquiror (the "Merger").

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Acquiror in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.   The Agreement;

     2. Representations made to us in a letter by Target of even date herewith;

     3. Representations made to us in a letter by Acquiror of even date herewith;

     4. The Securities and Exchange Commission Registration Statement on Form S-4 relating to the merger; and

     5. Such other instruments and documents related to the formation, organization and operation of Acquiror and Target or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained

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Redback Networks Inc.
________ __, 2000
Page 2


representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement made "to the best knowledge of" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

     3. The Merger will be consummated pursuant to the Agreement and will be effective under the laws of the state of Delaware;

     4. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. ss.1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of Target shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Target shareholders in exchange for their shares of Target stock;

     5. No Target shareholder guaranteed any Target indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of Acquiror or Target has or will represent equity for tax purposes; (ii) no outstanding equity of Acquiror or Target has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Target capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

     6. An opinion of counsel, received by Target from Fenwick & West, LLP, substantially identical in substance to this opinion, has been delivered and not withdrawn; and

     7. The Merger will be reported by Target and Acquiror on their respective federal income tax returns in a manner consistent with the opinion set forth below.

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Redback Networks Inc.
________ __, 2000
Page 3


     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result form the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

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Redback Networks Inc.
________ __, 2000
Page 4


     4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 5.1(d) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                       Very truly yours,



                                       GUNDERSON DETTMER STOUGH
                                       VILLENUEVE FRANKLIN & HACHIGIAN, LLP